Exhibit 99.1

Blackboard Inc. Reports Fourth Quarter and Year End 2004 Results

- Fourth Quarter Revenues Increase 25%; EPS of $0.17 -

Washington, DC, — February 8, 2005 — Blackboard Inc. (NASDAQ: BBBB) today announced financial results for the fourth quarter ended December 31, 2004 and guidance for the full year 2005.

Total revenue for the quarter ended December 31, 2004 was $30.1 million, an increase of 25% over the fourth quarter of 2003. Product revenues for the quarter were $27.2 million, an increase of 23% over the fourth quarter of 2003, while professional services revenues for the quarter were $2.8 million, an increase of 53% over the fourth quarter of 2003. Operating income was $4.4 million for the fourth quarter of 2004 compared to operating income of $1.5 million for the fourth quarter of 2003. Net income was $4.7 million for the fourth quarter of 2004 compared to net income of $1.4 million for the fourth quarter of 2003. Cash net income for the fourth quarter of 2004, which excludes the amortization of acquisition-related intangible assets, net of taxes, was $5.6 million. Earnings per diluted share were $0.17, while cash earnings per diluted share were $0.20 in the fourth quarter of 2004.

“Blackboard had a strong finish to a solid 2004,” said Michael Chasen, Chief Executive Officer for Blackboard. “As a subscription oriented business in a growing market, we have decided to accelerate even further our investments in our sales force, product innovation and globalization efforts in 2005. These investments will position both Blackboard and our clients for continued success in the years to come.”

Clients rewarded our increased focus on product innovation and enhanced client support with very strong retention rates. The year ahead in 2005 will certainly be a year of investment for Blackboard, as we work to better serve our clients and significantly expand of our sales force and further globalize our business.”

Total revenue for the year ended December 31, 2004 was $111.4 million, an increase of 20% over 2003. Operating income was $10.0 million in 2004 compared to an operating loss of $341,000 in 2003. Net income was $10.0 million in 2004 compared to net loss of $1.4 million in 2003. Cash net income in 2004, which excludes the amortization of acquisition-related intangible assets, net of taxes, was $13.5 million. Earnings per diluted share (after dividend accretion on convertible preferred stock) were $0.21, while cash earnings per diluted share were $0.53 for the full year 2004.

Blackboard provides cash net income and cash net income per share in this press release as additional information regarding Blackboard’s operating results. These measures are not in accordance with, nor are they an alternative for, Generally Accepted Accounting

Principles (GAAP) and may be different from cash net income and other non-GAAP measures used by other companies. Blackboard believes that this presentation of cash net income and cash net income per share provides useful information to investors regarding additional financial and business trends relating to Blackboard’s financial condition and results of operations.

Highlights from the Fourth Quarter 2004

•	Blackboard’s new and expanded client relationships in the quarter included:

•	U.S. Higher Education Market: Amherst College, Baltimore City Community College, Bowdoin College, Eastern Washington University, Miami University, MiraCosta College, Southern Illinois University at Edwardsville and University of Tennessee at Martin.

•	International Markets: Kyoto Institute of Technology, La Sapienza University of Rome, Liverpool John Moores University, Universita Commerciale Luigi Bocconi, Universitat Bonn, University of East Anglia and University of Huddersfield.

•	K-12 Market: Deer Valley Unified School District, Fresno County Office of Education, Greater Victoria School Board (Canada), North Kansas City School District, Questar III BOCES and Toledo Public Schools.

•	Blackboard appointed Tim Hill as senior vice president of marketing. In his role, Mr. Hill oversees product and solutions marketing, corporate brand strategy, marketing communications, market analysis and evaluation and conferences and events and brings more than 20 years of experience in sales and marketing strategy development to the company.

Outlook for the First Quarter and Full Year 2005

The following statements regarding future financial performance are based on current expectations. These statements are forward looking. Actual results may differ materially, especially in the current uncertain economic environment. These statements do not reflect the potential impact of mergers, acquisitions or other business combinations that may be completed after the date of this release.

The Company expects that its effective tax rate will continue to be approximately 5% through the end of 2005. Additionally, the Company’s guidance does not incorporate the impact of expensing stock based compensation under FAS 123®, which the Company will adopt beginning July 1, 2005.

For the first quarter of 2005, we expect:

•	Revenue to be $30.0 to $30.5 million;

•	Net income to be $3.8 to $4.1 million, resulting in EPS of $0.14 to $0.15 per share. This is based on an estimated 28.1 million diluted shares and a 5% effective tax rate for the quarter; and

•	Cash net income to be $3.9 to $4.2 million after adding back the tax adjusted amortization of intangibles of approximately $75,000, which results in cash EPS of $0.14 to $0.15 per share. Again, this is based on an estimated 28.1 million diluted shares and an estimated 5% effective tax rate for the quarter.

For the full year 2005, we expect:

•	Revenue to be $132 to $134 million;

•	Net income to be $20.5 to $21.5 million, resulting in EPS of $0.72 to $0.75 per share, which is based on an estimated 28.7 million diluted shares and a 5% effective tax rate for the full year; and

•	Cash net income to be $20.8 to $21.8 million after adding back the tax adjusted amortization of intangibles of approximately $0.3 million, which results in cash EPS of $0.73 to $0.76 per share based on an estimated 28.7 million diluted shares and a 5% effective tax rate for the full year.

Conference Call

Blackboard will broadcast its fourth quarter conference call live over the Internet today beginning at 4:30 p.m. Eastern. Interested parties can access the webcast through the Investor Relations section of the Company’s Web site at http://investor.blackboard.com. Please access the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary software.

A replay of the call will be available via telephone from approximately 6:30 p.m. Eastern (3:30 p.m. Pacific) on February 8, 2005 until 8:00 p.m. Eastern (5:00 p.m. Pacific) on February 15, 2005. To listen to the replay, participants in the U.S. and Canada should dial 888-286-8010, and international participants should dial 617-801-6888. The conference ID for the replay is 29504941.

BLACKBOARD INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2004	2003	2004
	(unaudited)	(unaudited)		(unaudited)
	(in thousands, except share and
	per share amounts)
Revenues:
Product	$22,132	$27,216	$83,331	$98,632
Professional services	1,851	2,837	9,147	12,771

Total revenues	23,983	30,053	92,478	111,403
Operating expenses:
Cost of product revenues, excludes amortization of acquired technology included in amortization of intangibles resulting from acquisitions shown below	5,643	7,067	23,079	25,897
Cost of professional services revenues	1,543	1,958	6,628	7,962
Research and development	2,964	3,322	11,397	13,749
Sales and marketing	8,526	8,244	30,908	35,176
General and administrative	2,316	4,153	14,731	14,895
Amortization of intangibles resulting from acquisitions	1,444	879	5,757	3,517
Stock-based compensation	13	19	319	174

Total operating expenses	22,449	25,642	92,819	101,370

Income (loss) from operations	1,534	4,411	(341)	10,033
Other income (expense), net:
Interest expense	(134)	(24)	(573)	(179)
Interest income	23	282	103	494

Income (loss) before (provision) benefit for income taxes	1,423	4,669	(811)	10,348
Benefit (provision) for income taxes	—	63	(614)	(299)

Net income (loss)	1,423	4,732	(1,425)	10,049
Dividends on and accretion of convertible preferred stock	(2,556)	—	(10,077)	(6,344)

Net (loss) income attributable to common stockholders	$(1,133)	$4,732	$(11,502)	$3,705

Net (loss) income attributable to common stockholders per common share:
Basic	$(0.20)	$0.18	$(2.09)	$0.23

Diluted	$(0.20)	$0.17	$(2.09)	$0.21

Weighted average number of common shares:
Basic	5,531,252	25,804,457	5,516,476	16,071,598

Diluted	5,531,252	27,629,066	5,516,476	17,864,137

Reconciliation of cash net income (loss) to net income (loss) (1):
Net (loss) income attributable to common stockholders	$(1,133)	$4,732	$(11,502)	$3,705
Add: Dividends on and accretion of convertible preferred stock	2,556	—	10,077	6,344

Net income (loss)	1,423	4,732	(1,425)	10,049
Add: Amortization of intangibles resulting from acquisitions, net of taxes (2)	1,444	879	1,398	3,415

Cash net income (loss)	2,867	5,611	(27)	13,464

Cash net income (loss) per common share — diluted	$0.13	$0.20	$(0.00)	$0.53

Proforma weighted average number of common shares — diluted (3)	22,663,420	27,629,066	22,674,377	25,174,969

(1) Cash net income (loss) is not a generally accepted accounting principle or GAAP measure. However, management believes based on feedback from investors, analysts and other users of the Company’s financial information that cash net income (loss) is an appropriate measure of the operating performance of the Company. Further, management believes, based on feedback from analysts, that cash net income (loss) is an important measure used by analysts in their earnings estimates of the Company, which is used by investors and potential investors. This measure should be considered in addition to, not as a substitute for or superior to, net income (loss), net (loss) income attributable to common stockholders, cash flows and other measures of financial performance prepared in accordance with generally accepted accounting principles. Because cash net income (loss) is used by some investors, analysts and other users of the Company’s financial information as performance measures, they are reconciled herein to net income (loss).

(2) The amortization of intangibles is net of taxes, applied at an effective rate of 0.0% for the three months ended December 31, 2003 and 2004, and 75.7% and 2.9% for the year ended December 31, 2003 and 2004, respectively.

(3) Proforma weighted average number of common shares assumes i) the conversion of all redeemable preferred stock and Series E warrants as of January 1 for the respective periods and ii) the conversion of accrued dividend accretion on the preferred shares based on a conversion price of $9.66 per share for 2003 and $14.00 per share for 2004 and the average accrued dividend accretion balance for the period presented.

BLACKBOARD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2003	2004
		(unaudited)
	(in thousands,
	except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$30,456	$98,149
Accounts receivable, net	22,870	21,686
Inventories	2,050	1,994
Prepaid expenses and other current assets	1,554	1,727
Deferred cost of revenues	3,846	4,916

Total current assets	60,776	128,472
Property and equipment, net	7,683	8,848
Goodwill	10,252	10,252
Intangible assets, net	4,343	826

Total assets	$83,054	$148,398

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$1,833	$1,114
Accrued expenses	9,900	9,290
Line of credit	7,880	—
Equipment note, current portion	949	525
Note payable	2,000	—
Deferred revenues, current portion	51,215	63,901

Total current liabilities	73,777	74,830
Equipment note, noncurrent portion	735	237
Deferred rent	1,135	1,067
Deferred revenues, noncurrent portion	1,727	3,157
Preferred Stock, $0.01 par value	125,963	—
Warrants to purchase Series E Preferred Stock	4,334	—
Stockholders’ (deficit) equity:
Common stock, $0.01 par value	55	260
Additional paid-in capital	8,020	191,664
Deferred stock compensation	(35)	(209)
Accumulated deficit	(132,657)	(122,608)

Total stockholders’ (deficit) equity	(124,617)	69,107

Total liabilities and stockholders’ (deficit) equity	$83,054	$148,398

BLACKBOARD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2003	2004
		(unaudited)
	(in thousands)
Cash flows from operating activities
Net (loss) income	$(1,425)	$10,049
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	3,911	6,275
Amortization of intangibles resulting acquisitions	5,757	3,517
Change in allowance for doubtful accounts	586	(64)
Noncash stock compensation related to options issued to nonemployees	5	69
Noncash stock compensation for modification of options	21	—
Noncash deferred stock amortization	68	105
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(6,345)	1,248
Inventories	529	56
Prepaid expenses and other current assets	3,053	(173)
Deferred cost of revenues	675	(1,070)
Accounts payable	321	(719)
Accrued expenses	594	(610)
Deferred rent	(170)	(68)
Deferred revenues	12,130	14,116

Net cash provided by operating activities	19,710	32,731
Cash flows from investing activities
Purchase of property and equipment	(5,029)	(7,440)
Acquisition of business, net of cash acquired	(4,500)	—

Net cash used in investing activities	(9,529)	(7,440)
Cash flows from financing activities
Proceeds from equipment notes	1,500	—
Payments on equipment notes	(1,421)	(922)
Proceeds from line of credit	10,380	7,880
Payments on line of credit	(9,750)	(15,760)
Payments on note payable	(1,000)	(2,000)
Proceeds from issuance of common stock pursuant to initial public offering, net of issuance costs	—	50,986
Proceeds from exercise of warrants	—	248
Proceeds from exercise of stock options	194	1,970

Net cash (used in) provided by financing activities	(97)	42,402

Net increase in cash and cash equivalents	10,084	67,693
Cash and cash equivalents at beginning of period	20,372	30,456

Cash and cash equivalents at end of period	$30,456	$98,149

About Blackboard Inc.

Blackboard is a leading provider of enterprise software and services to the education industry. The Company’s product line consists of five software applications bundled in two suites, the Blackboard Academic Suite™ and the Blackboard Commerce Suite™. Blackboard’s clients include colleges, universities, schools and other education providers, as well as textbook publishers and student-focused merchants that serve education providers and their students. Blackboard is headquartered in Washington, D.C., with offices and staff in North America, Europe and Asia.

Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of our most recent 10-Q filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of February 8, 2005. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to February 8, 2005.

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Corporate and Investor Contact:

Michael J. Stanton
Blackboard Inc.
+1 (202) 463-4860 ext. 2305